Exhibit 99.1

FOR IMMEDIATE RELEASE

Dr. France A. Córdova Resigns from SAIC’s Board of Directors to become Director of the National Science Foundation

McLean, VA (Mar. 14, 2014) Science Applications International Corporation (NYSE: SAIC) announced today that Dr. France A. Córdova resigned from SAIC’s Board of Directors in order to accept an appointment by U.S. President Obama to serve as Director of the National Science Foundation.

“All of us at SAIC congratulate France on being named to this prominent position in the scientific community and in service to our country. We also thank her for her years of service to SAIC’s Board of Directors,” said Chairman of the Board E.J. Sanderson, Jr.

Dr. Córdova joined the SAIC board in 2008 and her resignation is effective immediately.

About SAIC

SAIC is a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, and enterprise information technology markets. SAIC’s deep domain knowledge and customer relationships enable the delivery of systems engineering and integration offerings for large, complex government and commercial projects. SAIC’s approximately 14,000 employees serve customers in the U.S. federal government, state/local, and global commercial markets, specializing in providing a broad range of higher-end, differentiated technical capabilities. Headquartered in McLean, Va., SAIC has annual revenues of about $4 billion. For more information, visit http://www.saic.com/.

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Media Contact: Gary Bracken, +1.585.230.0412, gary.e.bracken@saic.com